Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Second Quarter 2017 Financial Results

•	Record quarterly revenue of $32.5 million

•	First half 2017 revenue growth of 16% or 18% at constant currency

•	Enters agreement to acquire Spectrum, Inc., which closed August 1

•	Prices follow-on offering which netted proceeds of $129 million

•	Raises EPS guidance for 2017

WALTHAM, MA – August 3, 2017 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for its second quarter ended June 30, 2017. Detailed in this press release are the Company’s performance highlights for the quarter, followed by updated financial guidance for the year 2017 and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said “I’m extremely pleased with our accomplishments and performance during the second quarter. We executed on our financial and strategic goals, reporting record quarterly revenue and year-to-date revenue growth of 18%. We signed and have now closed on a pivotal deal to acquire a leading hollow-fiber filtration company, Spectrum, Inc., and we successfully priced and have now closed on an equity offering that raised net proceeds of $129 million. These significant events position Repligen for our next phase of growth as we continue to deliver on our strategy to build a successful company through technology and market leadership in bioprocessing, with a focus on disposable and continuous manufacturing solutions.

Financial Highlights for the Second Quarter of 2017

REVENUE

•	Revenue for the second quarter of 2017 increased to $32.5 million compared to $29.2 million for the second quarter of 2016, a year-over-year gain of 11% as recorded, or 14% at constant currency.

GROSS PROFIT and GROSS MARGIN

•	Gross profit (GAAP) for the second quarter of 2017 was $18.5 million, a year-over-year increase of $2.0 million, or 12%, and representing 57.1% gross margin. This compares to second quarter of 2016 gross profit of $16.5 million and 56.7% gross margin.

•	Adjusted gross profit (non-GAAP) for the second quarter of 2017 was $18.7 million, a year-over-year increase of $2.0 million, or 12%, and representing 57.5% gross margin. This compares to second quarter of 2016 adjusted gross profit of $16.7 million and 57.2% adjusted gross margin. These adjusted figures exclude intangible amortization costs of $139,000 in the second quarter of 2017, and $149,000 in the second quarter of 2016.

OPERATING INCOME

•	Operating income (GAAP) for the second quarter of 2017 was $5.5 million, a year-over-year decrease of $0.4 million, or 7%.

•	Adjusted operating income (non-GAAP) for the second quarter of 2017 was $8.6 million, a year-over-year increase of $0.9 million, or 11%.

•	Second quarter of 2017 adjustments to operating income totaled $3.2 million compared to $1.9 million for the second quarter of 2016. Second quarter of 2017 adjustments included $2.4 million of acquisition costs and $0.8 million of intangible amortization expenses ($139,000 in cost of goods and $630,000 in G&A). Second quarter of 2016 adjustments included $0.7 million of acquisition costs, $0.5 million of intangible amortization expenses ($149,000 in cost of goods and $384,000 in G&A) and $0.6 million of contingent consideration expense related to sales of our XCell™ ATF Systems. We do not expect to incur any contingent consideration expense in 2017.

•	Operating margin (GAAP) for the second quarter of 2017 was 16.9%, and adjusted operating margin (non-GAAP) was 26.6%. This compares to operating margin for the second quarter of 2016 of 20.1% on a GAAP basis and 26.6% on adjusted (non-GAAP) basis.

NET INCOME

•	Net income (GAAP) for the second quarter of 2017 was $8.4 million, a year-over-year increase of $4.6 million compared to net income of $3.9 million for the 2016 period.

•	Adjusted net income (non-GAAP) for the second quarter of 2017 was $6.8 million, a year-over-year increase of $0.8 million or 13%, compared to adjusted net income of $6.0 million for the 2016 period.

EARNINGS PER SHARE

•	Earnings per share (GAAP) for the second quarter of 2017 were $0.24 on a fully diluted basis, an increase from $0.11 for the 2016 period.

•	Adjusted EPS (non-GAAP) for the second quarter of 2017 was $0.20 on a fully diluted basis, an increase from $0.18 for the 2016 period.

GAAP net income and EPS figures above include a $5.6 million tax benefit due to the release of a valuation allowance of deferred tax assets during the second quarter of 2017. There was no comparable tax benefit in the second quarter of 2016.

Adjusted net income and adjusted EPS figures, detailed in the reconciliation tables accompanying this release, exclude the impact of the above mentioned valuation allowance of deferred tax assets in the 2017 quarter, as well as acquisition costs, intangible amortization expenses and contingent consideration expenses. In addition, these figures exclude the non-cash portion of debt-related interest expense ($1.0 million during the second quarter of 2017, and $0.4 million during the same period in 2016) and the tax reduction associated with intangible amortization ($0.1 million for each of the second quarters of 2016 and 2017).

EBITDA

•	EBITDA, a non-GAAP financial measure, for the second quarter of 2017 was $6.8 million, compared to $7.3 million for the second quarter of 2016.

•	Adjusted EBITDA (non-GAAP) for the second quarter of 2017 was $9.2 million, an increase from $8.6 million for the second quarter of 2016.

CASH

•	Cash, cash equivalents and marketable securities at June 30, 2017 were $145.0 million.

Financial Highlights for the Six Months Year-to-Date 2017

On a GAAP basis, revenue for the first six months of 2017 was $63.0 million, an increase of 16% compared to the first six months of 2016, or 18% at constant currency. Gross margin was 55.7% for the first six months of 2017, compared to 56.3% for the 2016 period. Gross profit of $35.1 million for the first six months of 2017 represents an increase of 15% year-over-year. Income from operations increased to $11.2 million for the first six months of 2017, compared to $9.3 million for the 2016 period. Net income for the first six months of 2017 was $11.5 million, which includes a combined $6.2 million of Spectrum, Inc. (“Spectrum”) and TangenX Technology Corporation (“TangenX”) related acquisition costs ($2.8 million), intangible amortization ($1.5 million) and debt-related non-cash interest expense ($2.0 million). Also included in net income for the first six months of 2017 was a tax benefit of $5.6 million due to the release of a valuation allowance on deferred tax assets. The $11.5 million net income figure for year-to-date 2017 compares to $5.5 million for the first six months of 2016, an increase of $6.0 million. Fully diluted GAAP EPS for the first six months of 2017 was $0.33, an increase of $0.17 compared to $0.16 for the first six months of 2016.

On a non-GAAP basis, adjusted gross margin was 56.1% for the first six months of 2017, compared to 56.8% for the same period in 2016. Adjusted gross profit of $35.4 million for the first six months of 2017 represents an increase of 15% year-over-year. Adjusted income from operations increased to $15.4 million for the first six months of 2017, compared to $14.0 million for the 2016 period. Adjusted net income for the first six months of 2017 was $11.9 million, which excludes the above mentioned combined $6.2 million of acquisition costs, intangible amortization expense and non-cash interest expense, and which also excludes the above mentioned tax benefit of $5.6 million and excludes the $0.2 million tax reduction associated with intangible amortization. The $11.9 million adjusted net income figure for year-to-date 2017 compares to $10.4 million for the first six months of 2016, an increase of $1.5 million or 15%. Fully diluted adjusted EPS for the first six months of 2017 was $0.34, an increase of 12% from adjusted EPS of $0.31 for the first six months of 2016.

Financial Guidance for 2017

Today, we are updating our guidance for fiscal year 2017 to include the impact of our recent acquisition of Spectrum Inc. and our equity financing. Today’s updated guidance is based on expectations for our business - including Spectrum - and does not include the financial impact of potential new acquisitions or future fluctuations in foreign currency exchange rates.

Financial guidance highlights for the year 2017 are below, and a reconciliation of our GAAP to adjusted (non-GAAP) guidance for net income and EPS is included in the supplemental reconciliation schedule attached.

•	We are projecting revenue in the range of $138-$144 million, an increase of $17-$18 million from our previous guidance of $121-$126 million, reflecting revenue growth of 32%-38%, or 33%-39% at constant currency. This increase reflects our expectations for Spectrum revenue of $17-$18 million for our five months of ownership in 2017.

•	We are projecting GAAP gross margin in the range of 53.5%-54.5%, compared to our previous guidance of 55%-56%. This change is due primarily to estimated inventory step-up charges of $2.5 million related to our acquisition of Spectrum. Our adjusted gross margin guidance of 55.5%-56.5%, which excludes these inventory step-up charges and a portion of intangible amortization expense, is unchanged from our previous guidance.

•	Income from operations is expected to be $14-$16 million on a GAAP basis, a decrease from our previous guidance of $24-$26 million. This decrease is due primarily to estimated additional expenses of $12.7 million, offset by expected additional operating income of $3.0 million, related to our acquisition of Spectrum. The estimated additional expenses include: inventory step-up charges of $2.5 million (cost of goods), acquisition costs of approximately $7.0 million (G&A) and intangible amortization expense of $3.3 million (G&A). Adjusted income from operations is expected to be $30-$32 million excluding inventory step-up charges, acquisition costs and intangible amortization expenses, an increase of $3.0 million from our previous guidance of $27-$29 million.

•	Other expense for the year is expected to be approximately $6.5 million on a GAAP basis, including debt related interest expense of $6.4 million (of which $2.4 million is cash interest expense), and adjusted other expense is expected to be approximately $2.5 million excluding non- cash interest expense.

•	We expect an income tax benefit of approximately $6.0 million on a GAAP basis, a change from our previous guidance of $5.0-$5.5 million tax expense. This improvement is due primarily to the following: a $5.6 million tax benefit due to the release of a valuation allowance on deferred tax assets in the second quarter of 2017, and expected tax benefits of $4.1 million and $0.9 million, respectively, related to the release of valuation allowances and to variable transaction expenses associated with the Spectrum acquisition. Adjusted income tax expense is expected to be approximately $5.0 million, excluding these tax benefits and the effect of income tax on intangible amortization, a decrease from our previous guidance of $5.5-$6.0 million.

•	Net income is expected to be in the range of $13.5-$15.5 million on a GAAP basis, an increase of $2.0 million from our previous guidance of $11.5-$13.5 million. Adjusted net income is expected to be $22.5-$24.5 million, an increase of $4.0 million from our previous guidance of $18.5-$20.5 million.

•	Fully-diluted GAAP EPS is expected to be in the range of $0.34-$0.39, a change from our previous guidance of $0.36-$0.41. Adjusted fully diluted EPS is expected to be in the range of $0.57-$0.62, an increase from our previous guidance of $0.55-$0.60.

Our EPS guidance includes the estimated year-end weighted average impact of additional shares totaling 9.9 million, comprised of: 6,153,995 new shares issued in connection with our acquisition of Spectrum, Inc. on August 1, 2017, 3,288,069 new shares issued through our follow-on offering which closed in July 2017, including the exercise of the underwriters’ option to purchase additional shares, and shares 559,581 shares associated with our convertible debt offering of May 2016. This quantity of convertible debt associated shares, which are unissued, was determined on the basis of share price premium relative to conversion price.

•	EBITDA is expected to be in the range of $24-$26 million, a decrease of $7.0 million from our previous projection of $31-$33 million. Adjusted EBITDA is expected to be in the range of $34-$36 million, an increase of $3.0 million compared to our previous projection of $31-$33 million.

Conference Call

Repligen will host a conference call and webcast today, August 3, 2017, at 8:30 a.m. EDT, to discuss second quarter of 2017 financial results and corporate developments. The conference call will be accessible by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 62585996. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 62585996.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency, adjusted income from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted net income, adjusted gross profit, adjusted operating income and adjusted earnings per diluted share (EPS). The Company provides revenue growth rates in constant currency to exclude the impact of foreign currency translation in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period.

The Company’s non-GAAP financial results and/or non-GAAP guidance exclude the impact of: contingent consideration related to the Company’s June 2014 asset purchase agreement with Refine Technology, acquisition costs related to the Company’s recent acquisitions (Atoll GmBH in April 2016, TangenX Technology Corporation in December 2016, Spectrum, Inc. in August 2017), inventory step-up charges related to the acquisition of Spectrum, intangible amortization costs, non-cash interest expense, and in the case of EBITDA, cash interest expense related to the Company’s May 2016 convertible debt issuance. Also excluded are tax benefits associated with valuation allowances on deferred tax assets, the impact on tax of intangible amortization, and tax benefits associated with variable integration expenses. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded. Refine contingent consideration was triggered by the achievement of annual XCell™ ATF system sales milestones through the year 2016.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance and guidance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a global bioprocessing company that develops and commercializes highly innovative products that deliver cost and process efficiencies to biological drug manufacturers worldwide. Our portfolio includes protein products (Protein A affinity ligands, cell culture growth factors), chromatography products (OPUS® pre-packed columns, chromatography resins, ELISA kits) and filtration products (including XCell™ ATF systems, TangenX™ Sius™ flat sheet TFF cassettes, and Spectrum KrosFlo™ hollow fiber TFF cartridges and systems). The Protein A ligands and growth factor products that we produce are key components of Protein A affinity resins and cell culture media, respectively. Protein A affinity resins are the industry standard for downstream separation and purification of monoclonal antibody-based therapeutics. Growth factors are used in upstream processes to accelerate cell growth and productivity. Our innovative line of OPUS® chromatography columns, used in downstream processes for bench-scale through clinical-scale purification needs, are delivered pre-packed to our customers with the choice of resin and to their bed height preferences. Our XCell™ ATF Systems, available in stainless steel and single-use configurations, continuously eliminate waste from a bioreactor to concentrate cells and significantly increase productivity in upstream processes. Single-use Sius™ TFF cassettes and hardware are used for biologic drug concentration in downstream filtration processes. Spectrum KrosFlo™ TFF cartridges and systems are used in both upstream and downstream filtration processes. Repligen’s corporate headquarters are in Waltham, MA (USA), with additional administrative and manufacturing operations in Shrewsbury, MA, Rancho Dominguez, CA, Lund, Sweden and Weingarten, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, the potential impairment of future earnings, the expected performance of the Spectrum business or our integration of Spectrum, management’s strategy, plans and objectives for future operations or acquisitions, product development and sales, selling, general and administrative expenditures, intellectual property, development and manufacturing plans, availability of materials and product and adequacy of capital resources and financing plans constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$32,434	$29,170	$63,003	$54,265
Royalty and other revenue	21	—	42	—

Total revenue	32,455	29,170	63,045	54,265
Costs and expenses:
Cost of product revenue	13,937	12,644	27,926	23,713
Research and development	1,860	1,890	3,602	3,430
Selling, general and administrative	11,185	8,140	20,367	15,159
Contingent consideration - fair value adjustments	—	637	—	2,642

	26,982	23,311	51,895	44,944

Income from operations	5,473	5,859	11,150	9,321
Investment income	110	76	206	137
Interest expense	(1,601)	(638)	(3,187)	(643)
Other (expense) income	(328)	75	(448)	(904)

Income before income taxes	3,654	5,372	7,721	7,911
Income tax (benefit) provision	(4,784)	1,500	(3,785)	2,415

Net income	$8,438	$3,872	$11,506	$5,496

Earnings per share:
Basic	$0.25	$0.12	$0.34	$0.16

Diluted	$0.24	$0.11	$0.33	$0.16

Weighted average shares outstanding:
Basic	34,097,805	33,649,296	33,995,323	33,336,989

Diluted	35,094,814	34,175,127	34,715,797	33,862,311

Balance Sheet Data:	June 30, 2017	December 31, 2016
Cash, cash equivalents and marketable securities*	$144,951	$141,780
Working capital	179,426	163,078
Total assets	308,763	288,913
Long-term obligations	101,301	99,074
Accumulated deficit	(48,355)	(59,861)
Stockholders’ equity	190,943	168,764

*	does not include restricted cash

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED (NON-GAAP) INCOME FROM OPERATIONS

(Unaudited)

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
GAAP INCOME FROM OPERATIONS	$5,473	$5,859	$11,150	$9,321

ADJUSTMENTS TO INCOME FROM OPERATIONS:
Acquisition costs	2,385	725	2,787	1,118
Intangible amortization	769	533	1,484	932
Contingent consideration - fair value adjustments	—	637	—	2,642

ADJUSTED INCOME FROM OPERATIONS	$8,627	$7,754	$15,421	$14,013

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED (NON-GAAP) NET INCOME

(Unaudited)

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
GAAP NET INCOME	$8,438	$3,872	$11,506	$5,496

ADJUSTMENTS TO NET INCOME:
Acquisition costs	2,385	725	2,787	1,118
Contingent consideration - fair value adjustments	—	637	—	2,642
Intangible amortization	769	533	1,484	932
Non-cash interest expense	986	382	1,956	382
Tax effect of intangible amortization	(103)	(105)	(204)	(209)
Release of valuation allowance on deferred tax assets	(5,625)	—	(5,625)	—

ADJUSTED NET INCOME	$6,850	$6,044	$11,904	$10,361

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE TO ADJUSTED (NON-GAAP) NET INCOME PER SHARE

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
GAAP NET INCOME PER SHARE - DILUTED	$0.24	$0.11	$0.33	$0.16

ADJUSTMENTS TO NET INCOME PER SHARE - DILUTED:
Acquisition costs	0.07	0.02	0.08	0.03
Contingent consideration - fair value adjustments	—	0.02	—	0.08
Intangible amortization	0.02	0.02	0.04	0.03
Non-cash interest expense	0.03	0.01	0.06	0.01
Tax effect of intangible amortization	(0.00)	(0.00)	(0.01)	(0.01)
Release of valuation allowance on deferred tax assets	(0.16)	—	(0.16)	—

ADJUSTED NET INCOME PER SHARE - DILUTED	$0.20	$0.18	$0.34	$0.31

Totals may not add due to rounding.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED (NON-GAAP) EBITDA

(Unaudited)

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
GAAP NET INCOME	$8,438	$3,872	$11,506	$5,496

ADJUSTMENTS:
Investment Income	(110)	(76)	(206)	(137)
Interest Expense	1,601	638	3,187	643
Tax Provision	(4,784)	1,500	(3,785)	2,415
Depreciation	929	785	1,858	1,536
Amortization	769	533	1,484	932

EBITDA	6,843	7,252	14,044	10,885

OTHER ADJUSTMENTS:
Acquisition costs	2,385	725	2,787	1,118
Contingent consideration - fair value adjustments	—	637	—	2,642

ADJUSTED EBITDA	$9,228	$8,614	$16,831	$14,645

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME GUIDANCE TO ADJUSTED (NON-GAAP) NET INCOME GUIDANCE

(in thousands)	Twelve months ending December 31, 2017
	Low End	High End
GUIDANCE ON NET INCOME (GAAP)	$13,500	$15,500
ADJUSTMENTS TO NET COME GUIDANCE:
Acquisition-related Inventory step-up changes	$2,500	$2,500
Acquisition costs	$7,381	$7,381
Anticipated pretax amortization of acquisition-related intangible assets	$6,233	$6,233
Non-cash interest expense	$3,977	$3,977
Tax effect of intangible amortization	$(407)	$(407)
Release of valuation allowance on deferred assets	$(9,706)	$(9,706)
Tax effect of variable integration costs	$(900)	$(900)
Rounding adjustment	$(78)	$(78)

GUIDANCE ON ADJUSTED NET INCOME (NON-GAAP)	$22,500	$24,500

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE GUIDANCE TO ADJUSTED (NON-GAAP) NET INCOME PER SHARE GUIDANCE

	Twelve months ending December 31, 2017
	Low End	High End
GUIDANCE ON GAAP NET INCOME PER SHARE - DILUTED	$0.34	$0.39
Acquisition-related Inventory step-up changes	$0.06	$0.06
Acquisition costs	$0.19	$0.19
Anticipated pretax amortization of acquisition-related intangible assets	$0.16	$0.16
Non-cash interest expense	$0.10	$0.10
Tax effect of intangible amortization	$(0.01)	$(0.01)
Release of valuation allowance on deferred assets	$(0.25)	$(0.25)
Tax effect of variable integration costs	$(0.02)	$(0.02)
Rounding adjustment	$(0.00)	$(0.00)

GUIDANCE ON ADJUSTED (NON-GAAP) NET INCOME PER SHARE - DILUTED	$0.57	$0.62

Estimated Fully Diluted Shares Outstanding at Dec. 31, 2017 (in thousands)	39,256	39,256

Repligen Contact:

Sondra S. Newman

Senior Director Investor Relations

(781) 419-1881

investors@repligen.com

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